Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-137565 and Form S-8 No. 333-167494) pertaining to the Third Amended and Restated 2006 Employee Restricted Stock Plan of MCG Capital Corporation and the Third Amended and Restated 2006 Non-Employee Director Restricted Stock Plan of MCG Capital Corporation of our reports dated March 1, 2012, with respect to the consolidated financial statements and Schedule 12-14 of MCG Capital Corporation and the effectiveness of internal control over financial reporting of MCG Capital Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

McLean, Virginia

March 1, 2012